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                                                                     Exhibit 3.2

                          CERTIFICATE OF DESIGNATIONS
                                      FOR
                                    SERIES B
                     CONVERTIBLE REDEEMABLE PREFERRED STOCK
                                       OF
                                 TELERGY, INC.

     The undersigned, Brian P. Kelly, Chief Executive Officer of Telergy, Inc., a Delaware corporation (the "Corporation"), hereby certifies that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation by unanimous written consent, duly adopted a resolution providing for the issuance of shares of Series B Convertible Redeemable Preferred Stock, which resolution is as follows:

     RESOLVED, that the Board of Directors hereby authorizes the creation of a series of preferred stock designated as Series B convertible Redeemable Preferred Stock (the "Series B Preferred Stock") having the designations, relative rights, preferences and limitations as set forth below.

                      SERIES B CONVERTIBLE PREFERRED STOCK

     Section 1. Designation, Amount and Stated Value. A series of Preferred Stock shall be designated the "Series B Convertible Redeemable Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting such series shall be an aggregate of 58,700 shares, par value $0.0001 per share. The initial stated value of the Series B Preferred Stock shall be $383 per share (the "Initial Stated Value" and, as the same may be increased from time to time pursuant to Section 3 hereof, the "Stated Value").

     Section 2.     Rank.

            (a) The Series B Preferred Stock shall rank, with respect to dividends and distributions upon the liquidation, winding-up and dissolution of the Corporation, whether voluntary or involuntary, (i) except to the extent set forth in Section 2(b) hereof, senior to all classes of Common Stock of the Corporation and to each other class of capital stock or series of preferred stock established by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Series B Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to with the Common Stock of the Corporation as "Junior Securities"); (ii) on a parity with any other class of capital stock or series of preferred stock of the Corporation established by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Parity Securities"); and (iii) junior to the Corporation's Series A Redeemable Preferred Stock and each other class of capital stock or series
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of preferred stock of the Corporation established by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Securities").

     (b) Except as permitted in this Section 2(b), no payment on account of the purchase, redemption, retirement or other acquisition of shares of Junior Securities, whether voluntary or involuntary, shall be made directly or indirectly by the Corporation unless and until all the Series B Preferred Stock shall have been redeemed as provided for herein or otherwise reacquired by the Corporation. Notwithstanding the preceding sentence, the Corporation may purchase, redeem or otherwise acquire shares of its Class A Common Stock, par value $.0001 per share (the "Class A Common Stock") pursuant to contractual commitments entered into prior to July 8, 1999, provided that the Corporation offers to simultaneously redeem, for cash at the then current Repurchase Price (as defined in Section 6(a) hereof), shares of the Series B Preferred Stock having an aggregate Repurchase Price equal to the aggregate amount to be paid by the Corporation for such purchase, redemption or other acquisition of Class A Common Stock. In addition, in the event that the Corporation purchases, redeems, or otherwise acquires for cash shares of any Senior Securities (other than in connection with the purchase, redemption or other acquisition of Class A Common Stock as contemplated by the preceding sentence), the Corporation shall offer to simultaneously redeem, for cash at the then current Repurchase Price (as determined in accordance with Section 6(a)), a pro rata number of shares of Series B Preferred Stock so that the ratio of the amount paid to purchase, redeem or otherwise acquire such shares of Senior Securities over the amount that would be required to be paid on such date to redeem all outstanding shares of such Senior Securities is the same ratio as the ratio of the aggregate Repurchase Price payable with respect to the shares of Series B Preferred Stock to be redeemed over the aggregate Repurchase Price that would be required to be paid on such date to redeem all outstanding shares of Series B Preferred Stock. Any offer pursuant to this Section 2(b) to redeem Series B Preferred Stock upon the purchase, redemption or other acquisition of Class A Common Stock or Senior Securities, as the case may be, shall be subject in all cases to the terms and relative rights and preferences of any Senior Securities unless the holders of such Senior Securities consent to such redemption of the Series B Preferred Stock. The redemption options provided for in this Section 2(b) shall be offered on a pro rata basis to the holders of shares of Series B Preferred Stock as of the date set for such redemption. The Corporation shall provide written notice of any offer pursuant to this Section 2(b) to all holders of record of Series B Preferred Stock at their respective addresses as they shall appear in the records of the Corporation at least fifteen (15) days prior to the proposed redemption date. Any holder of Series B Preferred Stock electing to have its shares redeemed shall provide written notice to the Company no later than five
(5) days prior to the date set for redemption. Upon receipt by each applicable holder of Series B Preferred Stock of the applicable Repurchase Price in cash, shares so redeemed will no longer be deemed outstanding and all rights of the holder with respect to those shares will immediately terminate. In case fewer than all the shares of Series B Preferred Stock represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.


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     Section 3. DIVIDENDS.



              (a) The holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Corporation legally available therefor, dividends in the amounts set forth below. Dividends shall be payable quarterly in arrears at an annual rate of 10% of the $383 Initial Stated Value of the Series B Preferred Stock (without giving effect to any increase in the Initial Stated Value pursuant to this Section 3(a)) on June 30, September 30, December 31 and March 31 of each year (each a "Dividend Payment Date") or, if any such date is not a Business Day, on the next succeeding Business Day, with respect to the quarterly dividend period beginning on the preceding April 1, July 1, October 1 and January 1, respectively, and ending on such Dividend Payment Date. Dividends shall be paid to the holders of record at the close of business on the record date specified by the Board of Directors at the time such dividend is declared. Dividends on a share of the Series B Preferred Stock that are not paid in cash on the Dividend Payment Date for the dividend period to which they relate shall be deemed paid and satisfied in full by adding the amount thereof to the Stated Value of such share of Series B Preferred Stock. Dividends shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and will be deemed to accrue on a daily basis for purposes of determining accrued dividends payable upon redemption. The initial dividend for a share of the Series B Preferred Stock, payable on the first Dividend Payment Date, shall be pro-rated and shall accrue from the date such share is first issued. All dividends paid with respect to the Series B Preferred Stock shall be paid ratably to the holders entitled thereto.

              (b) No dividend or other distribution, other than dividends payable solely in shares of Junior Securities or through increases in stated value of Junior Securities, shall be declared, paid or set apart for payment on shares of Junior Securities unless and until all accrued and unpaid dividends, if any, on the Series B Preferred Stock from the most recent Dividend Payment Date to the date of such dividend or distribution shall have been paid in full in cash, or declared and a sum of money sufficient for the payment thereof in full in cash set apart. No dividends or other distributions, other than dividends or other distributions payable solely in shares of Parity Securities or through increases in stated value of Parity Securities, shall be paid on any Parity Securities except on dates on which dividends are paid in cash on the Series B Preferred Stock. All cash dividends paid or declared and set apart for payment on the Series B Preferred Stock and any Parity Securities shall be paid or declared and set apart for payment pro rata so that the amount of cash dividends paid or declared and set apart for payment per share on the Series B Preferred Stock and the Parity Securities on any date shall in all cases bear to each other the same ratio that accrued and unpaid dividends on the Series B Preferred Stock from the most recent Dividend Payment Date to the date of such dividend or distribution, and accrued and unpaid dividends on the Parity Stock for all prior dividend periods to the date of such dividend or distribution, if any, bear to each other. Holders of the Series B Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the dividends as herein described.


              (c) No dividend or other distribution, other than dividends payable solely in shares of Series B Preferred Stock or through increases in the Stated Value of the Series B Preferred


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Stock, shall be declared, paid or set apart for payment on shares of Series B
Preferred Stock unless and until all accrued and unpaid dividends, if any, on Senior Securities shall have been paid, or declared and a sum of money sufficient for the payment thereof set apart.

     Section 4. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, each holder of shares of the Series B Preferred Stock will be entitled to payment, out of the assets of the Corporation available for distribution to its stockholders, of an amount per share (the "Liquidation Amount") in cash equal to the sum of (i) Stated Value plus (ii) an additional amount per share of Series B Preferred stock, if any, which would be required to be paid to the holder of the Series B Preferred Stock on the date of payment of the Liquidation Amount to provide such holder with the Minimum IRR (as defined in Section 6(b)) with respect to each such share, before any distribution is made on any Junior Securities, including without limitation Common Stock of the Corporation, but only after the payment in full of all amounts payable upon such liquidation, dissolution or winding-up on all Senior Securities. After payment in full of the Liquidation Amount as set forth in the preceding sentence, holders of the Series B Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation in respect of such Series B Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Series B Preferred Stock and all other Parity Securities are not paid in full, the holders of the Series B Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Corporation in proportion to the full liquidation preference to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Corporation.

     Section 5.     Conversion.

            (a)     Optional Conversion.

                    (i) Shares of Series B Preferred Stock shall, unless previously redeemed or with respect to which a notice of redemption shall have been sent pursuant to Section 6(a) hereof prior to the date on which the holder of such shares has notified the Corporation of its intent to convert, be convertible, at the option of the holder thereof, at any time in whole, but not in part, into fully paid and non-assessable shares of Class A Common Stock. The number of shares of Class A Common Stock into which each share of Series B Preferred Stock may be converted shall be equal to the quotient of the Stated Value of such share divided by the conversion price in effect at the time of conversion determined as hereinafter provided (the "Conversion Price"). The initial Conversion Price shall be the Initial Stated Value, so that initially one share of Series B Preferred Stock shall be convertible into one share of Class A Common Stock.


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          (ii)  In order to exercise the conversion right, the holder of shares of Series B Preferred Stock shall surrender the certificate or certificates representing such shares, duly endorsed or assigned in blank to the Corporation, at the office of the Corporation together with written notice to the Corporation of the holder's election to convert and written instructions regarding the registration and delivery of certificates for shares of Class A Common Stock acquired thereby. As promptly as practicable thereafter, the Corporation shall issue and deliver to the holder to the place designated by such holder, a certificate or certificates for the number of full shares of Class A Common Stock to which such holder is entitled. The person entitled to receive shares of Class A Common Stock issuable upon conversion shall be deemed to have become the holder of record of such shares of Class A Common Stock at the close of business on the date upon which the conversion right is so exercised or, in the event of an automatic conversion upon consummation of an IPO (as defined in Section 5(b) below), on the date upon which the IPO is consummated.

     (b) Mandatory Conversion. Each outstanding share of Series B Preferred Stock shall immediately prior to, and conditioned upon, the consummation of an IPO and on the date thereof (the "Mandatory Conversion Date"), be automatically converted into a number of fully paid and non-assessable shares of Class A Common Stock equal to the quotient of the Stated Value of such share dividend by the Conversion Price then in effect. For purposes hereof, "IPO" means the initial underwritten public offer and sale of Class A Common Stock pursuant to a registration statement on Form S-1 (or similar form) that has been declared effective pursuant to the Securities Act of 1933, as amended (or any successor statute), and with respect to which the aggregate gross proceeds to the Corporation are at least $100 million.

     (c) Antidilution. The Conversion Price shall be subject to adjustment from time to time as follows:

          (i) In case the Corporation shall at any time or from time to time after the original issuance of the Series B Preferred Stock declare a dividend or make a distribution on all of the outstanding shares of Class A Common Stock in shares of Class A Common Stock, or effect a subdivision, combination, consolidation or reclassification of the outstanding shares of Class A Common Stock into a greater or lesser number of shares of Class A Common Stock, then, and in each such case, the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Class A Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section 5(c)(i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Class A Common Stock entitled to receive such dividend or distribution, or (y) in the case of any such subdivision, reclassification, consolidation or combination, at the close of business on the day upon which such corporate action becomes effective.


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          (ii) In case of any capital reorganization or reclassification of outstanding shares of Class A Common Stock (other than a change in par value or other reclassification covered by Section 5(c)(i)), or in case of any consolidation or merger of the Corporation with or into another entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of Class A Common Stock, or in case of any sale or transfer of the property of the Corporation as an entirety or substantially as an entirety, each share of Series B Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Class A Common Stock issuable upon such conversion prior to the consummation of such transaction, the kind and amount of shares of stock and other securities and property (including cash) receivable upon the consummation of such transaction by a holder of that number of shares of Class A Common Stock into which one share of Series B Preferred Stock was convertible immediately prior to such transaction. In any such case, if necessary, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section 5 with respect to rights and interests thereafter of the holders of shares of Series B Preferred Stock to the end that the provisions set forth herein for the protection of the conversion rights of the Series B Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the shares of Series B Preferred Stock remaining outstanding (with such adjustments in the conversion price and number of shares issuable upon conversion and such other adjustments in the provisions hereof as the Board of Directors shall determine in good faith to be appropriate). In case securities or property other than Class A Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 5 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

     (d) Fractional Shares. In connection with the conversion of any shares of Series B Preferred Stock, no fractions of shares of Class A Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the greater of (A) the Market Price of such fractional interest and (B) the Conversion Price in effect on the day on which such shares of Series B Preferred Stock are deemed to have been converted. If more than one share of Series B Preferred Stock is surrendered for conversion at the same time by the same holder, the number of full shares of Class A Common Stock issuable upon the conversion will be computed on the basis of all shares of Series B Preferred Stock surrendered at that time by that holder. For purposes hereof, "Market Price" of the Class A Common Stock means: (a) in connection with a conversion of Series B Preferred Stock in connection with the IPO, the actual price per share of Class A Common Stock sold in the IPO; (b) in connection with any conversion other than in the IPO at a time when Class A Common Stock is listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid

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and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day; and (c) in connection with any conversion at any time when Class A Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined by the Corporation's Board of Directors in its reasonable good faith judgment.

     (e)  Notice of Certain Events. In case at any time or from time to time
(i) the Corporation shall pay any dividend or make any other distribution to all of the holders of its Class A Common Stock, (ii) there shall be any capital reorganization or reclassification of the Class A Common Stock of the Corporation or consolidation or merger of the Corporation with or into another entity, or any sale or transfer to another entity of the property of the Corporation as an entirety or substantially as an entirety, (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation or (iv) the Corporation proposes to consummate an IPO, then, in any one or more of said cases the Corporation shall give at least 15 days' prior written notice (the time of mailing of such notice shall be deemed to be the time of giving thereof) to the registered holders of the Series B Preferred Stock at the addresses of each as shown on the books of the Corporation of the date on which (i) the books of the Corporation shall close or a record shall be taken for such dividend or distribution, (ii) such reorganization, reclassification, consolidation, merger, sale or transfer, dissolution, liquidation or winding up shall take place or (iii) such IPO is proposed to be consummated, as the case may be. Such notice shall also specify the date, if known, as of which the holders of the Class A Common Stock and of the Series B Preferred Stock of record shall participate in said dividend or distribution or shall be entitled to exchange their Class A Common Stock or Series B Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or transfer, or participate in such dissolution, liquidation or winding up, as the case may be.

     (f) Deferral of Adjustments. In any case in which this Section 5 shall require that an adjustment shall become effective as of a record date for an event, the Corporation may defer until the occurrence of such event (1) issuing to the holder of any shares of Series B Preferred Stock converted after such record date and before the occurrence of such event, the additional shares of Class A Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Class A Common Stock issuable upon such conversion before giving effect to such adjustment and (2) payment to such holder of any amount in cash in lieu of a fractional share of Class A Common Stock, provided that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's rights to receive such additional shares of Class A Common Stock, or such cash, upon the occurrence of the event requiring such adjustment.

     (g) Notice of Adjustments. Upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof, by first class mail, postage prepaid, to each holder of


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Series B Preferred Stock at the address of such holder as shown on the records of the Corporation, which notice shall state the Conversion Price resulting from such adjustment and set forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     (h) Certain Covenants. The Corporation hereby covenants that all shares of Class A Common Stock which may be issued upon conversion of each share of Series B Preferred Stock will, upon issuance, be legally and validly issued, fully paid and nonassessable and, without limiting the generality of the foregoing, the Corporation agrees that it will from time to time take all such action as may be required to assure that the par value per share of the Class A Common Stock is at all times not greater than the then current Conversion Price. The Corporation further covenants that during the Period within which the conversion rights represented by the Series B Preferred Stock may be exercised, the Corporation will at all times have authorized and reserved a sufficient number of shares of Class A Common Stock to provide for the conversion of all outstanding shares of Series B Preferred Stock.

     (i) Transfer Taxes and Issuance of Certificates. The issuance of certificates of shares of Class A Common Stock upon the conversion of Series B Preferred Stock shall be made without charge to the converting holder of record of such Series B Preferred Stock for any transfer or similar tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or, subject to compliance with any applicable transfer restrictions, in such names as may be directed by, the holder of record of such Series B Preferred Stock; provided, however, that the Corporation shall not be required to pay any such tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of record of the Series B Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

     (j) Class A Common Stock. References herein to Class A Common Stock shall be deemed to include, unless the context otherwise requires, any securities of the Corporation into which such Class A Common Stock or any such other securities may be reclassified, exchanged or converted.

     Section 6.     Redemption and Other Repurchase Rights.

     (a) Optional Redemption or Repurchase by the Corporation or the Principals. In addition to any redemption pursuant to Section 2(b) hereof, the Corporation and the Principals (as defined below) shall have the right, at any time on or after the seventh anniversary of the original issuance of the Series B Preferred Stock but prior to consummation of an IPO to redeem or repurchase for cash, all, but not less than all, of the outstanding shares of Series B Preferred Stock, at a price per share equal to the sum of (i) the Stated Value plus (ii) an additional amount per share of Series B Preferred Stock which additional amount would be required to be paid to such holder on


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the repurchase date to give such holder an IRR equal to the Minimum IRR with respect to such share that is being repurchased (the "Repurchase Price").

     (b) For the purposes hereof, "Minimum IRR" means an IRR of 20% per annum. For the purposes hereof, "IRR" means, as of the date of determination of the IRR, the annual interest rate (compounded annually) which, when used to calculate the net present value on a pre-tax basis as of the date of issuance of a share of Series B Preferred Stock, of all payments made with respect to each such share of Series B Preferred Stock, inclusive of the proceeds to be received as the Repurchase Price or Liquidation Amount, causes the difference between such net present value amount and the Initial Stated Value to equal zero. For the purposes hereof, "Principal" means any of (i) Brian P. Kelley, Kevin J. Kelley or William M. Kelley; (ii) any other family member of any of the foregoing; (iii) any trust created by or for the benefit of any of the foregoing; (iv) any entity of which any of the foregoing has a 20% or greater equity interest or otherwise has the power to control such entity.

     (c) Procedure for Redemption or Repurchase. In the event that the Corporation or the Principals (the "Purchaser" or "Purchasers") shall redeem or repurchase shares of Series B Preferred Stock pursuant to Section 6(a) hereof, notice of such redemption or repurchase shall be mailed by first-class mail, postage prepaid, and mailed not less than 20 days nor more than 90 days prior to the redemption or repurchase date to the holders of record of the shares to be redeemed or repurchased at their respective addresses as they shall appear in the records of the Corporation; provided, however, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption or repurchase of any shares so to be redeemed or repurchased except as to the holder to whom the Purchasers have failed to give such notice or except as to the holder to whom notice was defective. Each such notice shall state: (A) the redemption or repurchase date;
(B) the Repurchase Price (together with a calculation, in reasonable detail, of the Minimum IRR, which calculation must be reasonably acceptable to the holders of a majority of the outstanding shares of Series B Preferred Stock); (C) the place or places where certificates for such shares are to be surrendered for payment of the Repurchase Price; and (D) the identity of the Purchaser or Purchasers.

     (d) Payment of Repurchase Price. In the case of a redemption by the Corporation pursuant to Section 6(a) hereof, provided that on or before the applicable redemption date funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for or entitled to redemption, so as to be and to continue to be available therefor, then, from and after the redemption date (unless the Corporation defaults in the payment of the Repurchase Price, in which case such rights shall continue until the Repurchase Price is paid in full in cash), such shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series B Preferred Stock, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive from the Corporation the applicable Repurchase Price) shall cease. Upon surrender of the certificates for any shares to be redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and a notice by the Corporation shall so state) such



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shares shall be redeemed by the Corporation at the applicable Repurchase Price in cash as aforesaid. In the case of a repurchase by the Principals, the Principals so electing to repurchase shall tender to each applicable holder of shares of Series B Preferred Stock the applicable Repurchase Price in cash and such holder shall deliver the certificate or certificates representing the applicable shares duly endorsed or assigned in blank to such Principal or Principals.

          (c) Mandatory Redemption at Option of Holder. From and after the seventh anniversary of the date of issuance of the Series B Preferred Stock, each holder of Series B Preferred Stock may, upon written notice given to the Corporation, elect to cause the Corporation to redeem all of such holder's shares of Series B Preferred Stock at a price per share equal to the Repurchase Price. Each electing holder of Series B Preferred Stock shall deliver the applicable shares to the Corporation together with such notice. The Corporation will pay the Repurchase Price for such shares in cash within sixty days of receipt of such notice. Upon receipt by each applicable holder of Series B Preferred Stock of the applicable Repurchase Price in cash, shares so redeemed will no longer be deemed outstanding and all rights of the holder with respect to those shares will immediately terminate.

     Section 7.     Voting Rights.

          (a) In General. The holders of record of the shares of Series B Preferred Stock shall have no voting rights, except as hereinafter provided in this Section 7 or as otherwise provided by law.

          (b) Class Voting. So long as any shares of Series B Preferred Stock are outstanding the Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of all outstanding shares of Series B Preferred Stock, voting or consenting separately as a class:

               (i) reduce or limit the voting rights of the Series B Preferred Stock from those set forth herein or alter or change any of the rights, privileges or preferences of the Series B Preferred Stock in any adverse manner;

               (ii) (A) reduce the par value of the Series B Preferred Stock;
(B) change the shares of the Series B Preferred Stock into a different number of shares of the Series B Preferred Stock or into the same or a different number of shares of any other class of the Corporation's capital stock; (C) change or abolish the designation or relative rights, preferences and limitations of the Series B Preferred Stock, including any provisions in respect of undeclared dividends (whether or not accrued) or the redemption or repurchase of any shares of the Series B Preferred Stock; or (D) provide that the Series B Preferred Stock may be converted into any other class or series of the Corporation's capital stock other than the Class A Common Stock; if in any of the foregoing cases such action would adversely affect holders of the Series B Preferred Stock;


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
               (iii) create any class of stock that by its terms ranks senior to or on a parity with the Series B Preferred Stock as to dividends or redemption or as to distributions upon liquidation, dissolution or winding up of the Corporation; or

               (iv) merge or consolidate with or into one or more other entities if both (A) the Series B Preferred Stock will remain outstanding after the merger or consolidation or will be converted into the right to receive shares of stock of the surviving or consolidated entity or another entity, and
(B) the certificate or articles of incorporation of the surviving or consolidated entity impose a limitation on or a change in the rights of the Series B Preferred Stock of the nature described in Section 7(b)(i), (ii) or
(iii) above).

          (c) In any case in which the holders of Series B Preferred Stock shall be entitled to vote, each holder of shares of Series B Preferred Stock shall be entitled to one vote for each share of Series B Preferred Stock held.

     Section 8. Status of Acquired Shares. Shares of Series B Preferred Stock redeemed by the Corporation or otherwise acquired by the Corporation shall be restored to the status of authorized but unissued shares of capital stock, without designation as to series, and, subject to the other provisions hereof, may thereafter be issued.

     Section 9. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof, unless to do so would contravene the present valid and legal intent of the Corporation and the initial purchaser of the Series B Preferred Stock.

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     IN WITNESS WHEREOF, I have signed and verified this certificate on
April 28, 2000 and affirm under the penalties of perjury that the statements contained herein are true.

                                 TELERGY, INC.



                                 By: /s/ Brian P. Kelly
                                     ----------------------
                                     Brian P. Kelly
                                     Chief Executive Officer

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